Exhibit 99.1
Google Inc. Announces Fourth Quarter and Fiscal Year 2012 Results

Google Inc. reported consolidated revenues of $14.42 billion for the quarter ended December 31, 2012. Consolidated revenues would have been $15.24 billion had Motorola Home been included.
MOUNTAIN VIEW, Calif. – January 22, 2013 - Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter and the fiscal year ended December 31, 2012.

"We ended 2012 with a strong quarter," said Larry Page, CEO of Google.  "Revenues were up 36% year-on-year, and 8% quarter-on-quarter.  And we hit $50 billion in revenues for the first time last year – not a bad achievement in just a decade and a half. In today's multi-screen world we face tremendous opportunities as a technology company focused on user benefit.  It's an incredibly exciting time to be at Google."
Q4 Financial Summary
In December 2012, we entered into an agreement with Arris Group, Inc. and certain other persons to dispose the Motorola Home business for a total consideration of approximately $2.35 billion in cash and stock, subject to certain adjustments. The transaction is expected to close in 2013. As a result, financial results related to the Home business are presented as net loss from discontinued operations on the consolidated statements of income, and are excluded from all other results unless otherwise noted. Assets and liabilities of the Home business are not presented separately because they are not material.
Google Inc. reported consolidated revenues of $14.42 billion for the quarter ended December 31, 2012, an increase of 36% compared to the fourth quarter of 2011. Google Inc. reports advertising revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the fourth quarter of 2012, TAC totaled $3.08 billion, or 25% of advertising revenues.
Operating income, operating margin, net income, and earnings per share (EPS) are reported on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures at the end of this release.

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GAAP operating income in the fourth quarter of 2012 was $3.39 billion, or 24% of revenues. This compares to GAAP operating income of $3.51 billion, or 33% of revenues, in the fourth quarter of 2011. Non-GAAP operating income in the fourth quarter of 2012 was $4.27 billion, or 30% of revenues. This compares to non-GAAP operating income of $4.04 billion, or 38% of revenues, in the fourth quarter of 2011. Had we included Home, non-GAAP operating income in the fourth quarter of 2012 would have been $4.31 billion.

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GAAP net income including net loss from discontinued operations in the fourth quarter of 2012 was $2.89 billion, compared to $2.71 billion in the fourth quarter of 2011. Non-GAAP net income in the fourth quarter of 2012 was $3.57 billion, compared to $3.13 billion in the fourth quarter of 2011.

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GAAP EPS including impact from net loss from discontinued operations in the fourth quarter of 2012 was $8.62 on 335 million diluted shares outstanding, compared to $8.22 in the fourth quarter of 2011 on 329 million diluted shares outstanding. Non-GAAP EPS in the fourth quarter of 2012 was $10.65, compared to $9.50 in the fourth quarter of 2011.

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Non-GAAP operating income and non-GAAP operating margin exclude stock-based compensation (SBC) expense, as well as restructuring and related charges recorded in our Motorola Mobile business.  Non-GAAP net income and non-GAAP EPS exclude the expenses noted above, net of the related tax benefits, as well as net loss from discontinued operations. In the fourth quarter of 2012, the expense related to SBC and the related tax benefits were $700 million and $152 million compared to $536 million and $114 million in the fourth quarter of 2011.  In the fourth quarter of 2012, restructuring and related charges recorded in our Motorola Mobile business were $178 million, and the related tax benefits were $65 million. In addition, net loss from discontinued operations, in the fourth quarter of 2012, was $21 million. In the fourth quarter of 2012, non-GAAP operating income with Home included the impact from Home of $35 million and excludes the above SBC expense and restructuring and related charges.

Q4 Financial Highlights
Revenues and other information - On a consolidated basis, Google Inc. revenues for the quarter ended December 31, 2012 was $14.42 billion, an increase of 36% compared to the fourth quarter of 2011.
Google Revenues (advertising and other) - Google revenues were $12.91 billion, or 89% of consolidated revenues, in the fourth quarter of 2012, representing a 22% increase over fourth quarter 2011 revenues of $10.58 billion.

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Google Sites Revenues - Google-owned sites generated revenues of $8.64 billion, or 67% of total Google revenues, in the fourth quarter of 2012. This represents a 18% increase over fourth quarter 2011 Google sites revenues of $7.29 billion.

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Google Network Revenues - Google's partner sites generated revenues of $3.44 billion, or 27% of total Google revenues, in the fourth quarter of 2012. This represents a 19% increase from fourth quarter 2011 Google network revenues of $2.88 billion.

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Other Revenues - Other revenues from Google were $829 million, or 6% of total Google revenues, in the fourth quarter of 2012. This represents a 102% increase over fourth quarter 2011 other revenues of $410 million.

Google International Revenues - Google revenues from outside of the United States totaled $6.9 billion, representing 54% of total Google revenues in the fourth quarter of 2012, compared to 53% in the third quarter of 2012 and 53% in the fourth quarter of 2011.
Foreign Exchange Impact on Google Revenues - Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the third quarter of 2012 through the fourth quarter of 2012, our Google revenues in the fourth quarter of 2012 would have been $130 million lower. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the fourth quarter of 2011 through the fourth quarter of 2012, our Google revenues in the fourth quarter of 2012 would have been $193 million higher.

◦	Google revenues from the United Kingdom totaled $1.30 billion, representing 10% of Google revenues in the fourth quarter of 2012, compared to 10% in the fourth quarter of 2011.

◦	In the fourth quarter of 2012, we recognized a benefit of $37 million to Google revenues through our foreign exchange risk management program, compared to $25 million in the fourth quarter of 2011.
Reconciliations of our non-GAAP international revenues excluding the impact of foreign exchange and hedging to GAAP international revenues are included at the end of this release.
Paid Clicks - Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our Network members, increased approximately 24% over the fourth quarter of 2011 and increased approximately 9% over the third quarter of 2012.
Cost-Per-Click - Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our Network members, decreased approximately 6% over the fourth quarter of 2011 and increased approximately 2% over the third quarter of 2012.
TAC - Traffic acquisition costs, the portion of revenues shared with Google's partners, increased to $3.08 billion in the fourth quarter of 2012, compared to $2.45 billion in the fourth quarter of 2011. TAC as a percentage of advertising revenues was 25% in the fourth quarter of 2012, compared to 24% in the fourth quarter of 2011.
The majority of TAC is related to amounts ultimately paid to our Network members, which totaled $2.44 billion in the fourth quarter of 2012. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $634 million in the fourth quarter of 2012.
Motorola Mobile Revenues (hardware and other) - Motorola Mobile revenues were $1.51 billion, or 11% of consolidated revenues in the fourth quarter of 2012.

Other Cost of Revenues - Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs, credit card processing charges, and manufacturing and inventory-related costs, increased to $3.14 billion, or 22% of revenues, in the fourth quarter of 2012, compared to $1.25 billion, or 12% of revenues, in the fourth quarter of 2011.
Operating Expenses - Operating expenses, other than cost of revenues, were $4.81 billion in the fourth quarter of 2012, or 33% of revenues, compared to $3.38 billion in the fourth quarter of 2011, or 32% of revenues.
Amortization Expenses - Amortization expenses of acquisition-related intangible assets were $289 million for the fourth quarter of 2012.  Of the $289 million, $153 million was as a result of the acquisition of Motorola, of which $116 million was allocated to Google and $37 million was allocated to Motorola Mobile.
Stock-Based Compensation (SBC) - In the fourth quarter of 2012, the total charge related to SBC was $708 million, compared to $536 million in the fourth quarter of 2011.
We currently estimate SBC charges for grants to employees prior to January 1, 2013 to be approximately $2.5 billion for 2013. This estimate does not include expenses to be recognized related to employee stock awards that are granted after December 31, 2012 or non-employee stock awards that have been or may be granted.
Operating Income - On a consolidated basis, GAAP operating income in the fourth quarter of 2012 was $3.39 billion, or 24% of revenues. This compares to GAAP operating income of $3.51 billion, or 33% of revenues, in the fourth quarter of 2011. Non-GAAP operating income in the fourth quarter of 2012 was $4.27 billion, or 30% of revenues. This compares to non-GAAP operating income of $4.04 billion, or 38% of revenues, in the fourth quarter of 2011.

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Google Operating Income - GAAP operating income for Google was $3.75 billion, or 29% of Google revenues, in the fourth quarter of 2012. This compares to GAAP operating income of $3.51 billion, or 33% of Google revenues, in the fourth quarter of 2011. Non-GAAP operating income in the fourth quarter of 2012 was $4.42 billion, or 34% of Google revenues. This compares to non-GAAP operating income of $4.04 billion in the fourth quarter of 2011, or 38% of Google revenues.

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Motorola Mobile Operating Loss - GAAP operating loss for Motorola Mobile was $353 million, or -23% of Motorola Mobile revenues in the fourth quarter of 2012. Non-GAAP operating loss for Motorola Mobile in the fourth quarter of 2012 was $152 million, or -10% of Motorola Mobile revenues.

Interest and Other Income, Net - Interest and other income, net, was $152 million in the fourth quarter of 2012, compared to an expense of $18 million in the fourth quarter of 2011.
Income Taxes - Our effective tax rate was 18% for the fourth quarter of 2012.
Net Income - GAAP net income in the fourth quarter of 2012 was $2.89 billion, compared to $2.71 billion in the fourth quarter of 2011. Non-GAAP net income was $3.57 billion in the fourth quarter of 2012, compared to $3.13 billion in the fourth quarter of 2011. GAAP EPS in the fourth quarter of 2012 was $8.62 on 335 million diluted shares outstanding, compared to $8.22 in the fourth quarter of 2011 on 329 million diluted shares outstanding. Non-GAAP EPS in the fourth quarter of 2012 was $10.65, compared to $9.50 in the fourth quarter of 2011.
Cash Flow and Capital Expenditures (including Home) - Net cash provided by operating activities in the fourth quarter of 2012 totaled $4.67 billion, compared to $3.92 billion in the fourth quarter of 2011. In the fourth quarter of 2012, capital expenditures were $1.02 billion, the majority of which was for production equipment, data center construction and facilities-related purchases. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the fourth quarter of 2012, free cash flow was $3.65 billion.
We expect to continue to make significant capital expenditures.
A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.
Cash - As of December 31, 2012, cash, cash equivalents, and marketable securities were $48.1 billion.

Headcount - On a worldwide basis, we employed 53,861 full-time employees (37,544 in Google and 11,113 in Motorola Mobile and 5,204 in Motorola Home) as of December 31, 2012, compared to 53,546 full-time employees as of September 30, 2012.

WEBCAST AND CONFERENCE CALL INFORMATION
A live audio webcast of Google’s fourth quarter and fiscal year 2012 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our continued investments in our core areas of strategic focus, our expected SBC charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which are on file with the SEC and are available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2012.  All information provided in this release and in the attachments is as of January 22, 2013, and we undertake no duty to update this information unless required by law.

ABOUT NON-GAAP FINANCIAL MEASURES
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, free cash flow, and non-GAAP international revenues. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," "Reconciliation from net cash provided by operating activities to free cash flow," and “Reconciliation from GAAP international revenues to non-GAAP international revenues” included at the end of this release.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results, meaning our operating performance excluding not only non-cash charges, such as SBC, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus expenses related to SBC, and, as applicable, other special items. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of SBC, and as applicable, other special items so that Google's management and investors can compare Google's recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under

FASB ASC Topic 718, Google's management believes that providing a non-GAAP financial measure that excludes SBC allows investors to make meaningful comparisons between Google's recurring core business operating results and those of other companies, as well as providing Google's management with an important tool for financial and operational decision making and for evaluating Google's own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, SBC, that are recurring. SBC has been and will continue to be for the foreseeable future a significant recurring expense in Google's business. Second, SBC is an important part of our employees' compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.
Non-GAAP operating income with Home.We define non-GAAP operating income with Home as operating income plus SBC expense, restructuring and related charges, and the impact from Home.  We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income.
Non-GAAP net income and EPS. We define non-GAAP net income as net income plus expenses related to SBC and, as applicable, other special items less the related tax effects, as well as net loss from discontinued operations. The tax effects of SBC and, as applicable, other special items are calculated using the tax-deductible portion of SBC, and, as applicable, other special items, and applying the entity-specific, U.S. federal and blended state tax rates.  We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with SBC and, as applicable, other special items. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google's use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.
Free cash flow. We define free cash flow as net cash provided by operating activities less capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management's comparisons of our operating results to competitors' operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the statement of cash flows and under the caption “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.
Non-GAAP international revenues. We define non-GAAP international revenues as international revenues excluding the impact of foreign exchange and hedging. Non-GAAP international revenues are calculated by translating current quarter revenues using prior quarter and prior year exchange rates, as well as excluding any hedging gains realized in the current quarter. We consider non-GAAP international revenues as a useful metric as it facilitates management’s internal comparison to our historical performance.
The accompanying tables have more details on the non-GAAP financial measures that are most directly comparable to GAAP financial measures and the related reconciliations between these financial measures.

Contact:
Willa Chalmers
Investor Relations
+1-650-214-3381
willa@google.com
For Media:
press@google.com

Google Inc.
CONSOLIDATED BALANCE SHEETS
(In millions)

	As of December 31, 2011	As of December 31, 2012
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,983	$14,778
Marketable securities	34,643	33,310
Accounts receivable, net of allowance	5,427	7,885
Inventories	35	505
Receivable under reverse repurchase agreements	745	700
Deferred income taxes, net	215	1,144
Prepaid revenue share, expenses and other assets	1,710	2,132
Total current assets	52,758	60,454
Prepaid revenue share, expenses and other assets, non-current	499	2,011
Non-marketable equity securities	790	1,469
Property and equipment, net	9,603	11,854
Intangible assets, net	1,578	7,473
Goodwill	7,346	10,537
Total assets	$72,574	$93,798
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$588	$2,012
Short-term debt	1,218	2,549
Accrued compensation and benefits	1,818	2,239
Accrued expenses and other current liabilities	1,370	3,258
Accrued revenue share	1,168	1,471
Securities lending payable	2,007	1,673
Deferred revenue	547	895
Income taxes payable, net	197	240
Total current liabilities	8,913	14,337
Long-term debt	2,986	2,988
Deferred revenue, non-current	44	100
Income taxes payable, non-current	1,693	2,046
Deferred income taxes, net, non-current	287	1,872
Other long-term liabilities	506	740
Stockholders’ equity:
Common stock and additional paid-in capital	20,264	22,835
Accumulated other comprehensive income	276	538
Retained earnings	37,605	48,342
Total stockholders’ equity	58,145	71,715
Total liabilities and stockholders’ equity	$72,574	$93,798

Google Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2012	2011	2012
	(unaudited)			(unaudited)
Revenues:
Google (advertising and other)	$10,584	$12,905	$37,905	$46,039
Motorola Mobile (hardware and other)	—	1,514	—	4,136
Total revenues	10,584	14,419	37,905	50,175
Costs and expenses:
Cost of revenues - Google (advertising and other) (1)	3,702	4,963	13,188	17,176
Cost of revenues - Motorola Mobile (hardware and other) (1)	—	1,250	—	3,458
Research and development (1)	1,298	1,935	5,162	6,793
Sales and marketing (1)	1,268	1,751	4,589	6,143
General and administrative (1)	809	1,126	2,724	3,845
Charge related to the resolution of Department of Justice investigation	—	—	500	—
Total costs and expenses	7,077	11,025	26,163	37,415
Income from operations	3,507	3,394	11,742	12,760
Interest and other income, net	(18)	152	584	626
Income from continuing operations before income taxes	3,489	3,546	12,326	13,386
Provision for income taxes	784	639	2,589	2,598
Net income from continuing operations	2,705	2,907	9,737	10,788
Net loss from discontinued operations	—	(21)	—	(51)
Net Income	$2,705	$2,886	$9,737	$10,737
Net income (loss) per share - basic:
Continuing operations	$8.34	$8.83	$30.17	$32.97
Discontinued operations	—	(0.06)	—	(0.16)
Net income per share - basic	$8.34	$8.77	$30.17	$32.81
Net income (loss) per share - diluted
Continuing operations	$8.22	$8.68	$29.76	$32.46
Discontinued operations	—	(0.06)	—	(0.15)
Net income per share - diluted	$8.22	$8.62	$29.76	$32.31

Shares used in per share calculation - basic	324,204	329,363	322,778	327,213
Shares used in per share calculation - diluted	329,002	334,977	327,214	332,305
(1) Includes stock-based compensation expense as follows:
Cost of revenues - Google (advertising and other)	$77	$101	$249	$359
Cost of revenues - Motorola Mobile (hardware and other)	—	4	—	14
Research and development	266	364	1,061	1,325
Sales and marketing	105	130	361	498
General and administrative	88	109	303	453
	$536	$708	$1,974	$2,649

Google Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2012	2011	2012
Operating activities	(unaudited)			(unaudited)
Net income	$2,705	$2,886	$9,737	$10,737
Adjustments:
Depreciation and amortization of property and equipment	385	630	1,396	1,988
Amortization of intangible and other assets	118	323	455	974
Stock-based compensation expense	536	716	1,974	2,692
Excess tax benefits from stock-based award activities	(25)	(75)	(86)	(188)
Deferred income taxes	(183)	(289)	343	(266)
Impairment of equity investments	110	—	110	—
Gain on divestiture of business	—	—	—	(188)
Other	3	(4)	6	(28)
Changes in assets and liabilities, net of effects of acquisitions and divestiture:
Accounts receivable	(909)	(559)	(1,156)	(787)
Income taxes, net	463	156	731	1,492
Inventories	(12)	113	(30)	301
Prepaid revenue share, expenses and other assets	(104)	382	(232)	(833)
Accounts payable	29	(225)	101	(499)
Accrued expenses and other liabilities	540	278	795	762
Accrued revenue share	189	356	259	299
Deferred revenue	79	(19)	162	163
Net cash provided by operating activities	3,924	4,669	14,565	16,619
Investing activities
Purchases of property and equipment	(951)	(1,020)	(3,438)	(3,273)
Purchases of marketable securities	(17,979)	(9,164)	(61,672)	(33,410)
Maturities and sales of marketable securities	15,639	5,380	48,746	35,180
Investments in non-marketable equity securities	(70)	(450)	(428)	(696)
Cash collateral related to securities lending	(1,048)	(13)	(354)	(334)
Investments in reverse repurchase agreements	400	(150)	5	45
Acquisitions, net of cash acquired and proceeds received from divestiture, and purchases of intangibles and other assets	(550)	(97)	(1,900)	(10,568)
Net cash used in investing activities	(4,559)	(5,514)	(19,041)	(13,056)
Financing activities
Net proceeds (payments) related to stock-based award activities	15	(98)	(5)	(287)
Excess tax benefits from stock-based award activities	25	75	86	188
Proceeds from issuance of debt, net of costs	2,125	3,984	10,905	16,109
Repayments of debt	(2,125)	(4,653)	(10,179)	(14,781)
Net cash provided by (used in) financing activities	40	(692)	807	1,229
Effect of exchange rate changes on cash and cash equivalents	(52)	55	22	3
Net increase (decrease) in cash and cash equivalents	(647)	(1,482)	(3,647)	4,795
Cash and cash equivalents at beginning of period	10,630	16,260	13,630	9,983
Cash and cash equivalents at end of period	$9,983	$14,778	$9,983	$14,778

Reconciliations of selected non-GAAP financial measures to the nearest comparable GAAP financial measures
The following tables present reconciliations of selected non-GAAP financial measures to the nearest comparable GAAP financial measures (in millions, unaudited):

	Three Months Ended December 31, 2011
	Google
	GAAP	Adjustments (1)	Non-GAAP
Revenues	$10,584		$10,584
Costs and expenses:
Cost of revenues	3,702	$77	3,625
Research and development	1,298	266	1,032
Sales and marketing	1,268	105	1,163
General and administrative	809	88	721
Total costs and expenses	7,077	$536	$6,541
Income from operations	$3,507		$4,043

	Three Months Ended December 31, 2012
	Google			Motorola Mobile			Consolidated
	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP
Revenues	$12,905		$12,905	$1,514		$1,514	$14,419		$14,419
Costs and expenses:
Cost of revenues	4,963	$101	4,862	1,250	$70	1,180	6,213	$171	6,042
Research and development	1,660	346	1,314	275	102	173	1,935	448	1,487
Sales and marketing	1,525	124	1,401	226	16	210	1,751	140	1,611
General and administrative	1,010	106	904	116	13	103	1,126	119	1,007
Total costs and expenses	9,158	$677	8,481	1,867	$201	1,666	11,025	$878	10,147
Income (loss) from operations	$3,747		$4,424	$(353)		$(152)	$3,394		$4,272

(1)	To eliminate stock-based compensation expense.

(2)	To eliminate stock-based compensation expense, as well as restructuring and related charges recorded in Motorola Mobile.

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures
The following table presents certain non-GAAP results before certain material items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three Months Ended December 31, 2011
Consolidated	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)
			$536	(c)
			—
Income from operations	$3,507	33.1%	$536		$4,043	38.2%
			$536	(c)
			(114)	(f)
Net income	$2,705		$422		$3,127
Net income per share - diluted	$8.22				$9.50
Shares used in per share calculation - diluted	329,002				329,002

	Three Months Ended December 31, 2012
Consolidated	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	Adjustment		Non-GAAP Results with Home
			$700	(d)			$35	(i)
			178	(e)
Income from operations	$3,394	23.5%	$878		$4,272	29.6%	$35		$4,307
			$700	(d)
			(152)	(f)
			178	(e)
			(65)	(g)
			21	(h)
Net income	$2,886		$682		$3,568
Net income per share - diluted	$8.62				$10.65
Shares used in per share calculation - diluted	334,977				334,977

(a)	Operating margin is defined as consolidated income from operations divided by consolidated revenues.

(b)	Non-GAAP operating margin is defined as non-GAAP consolidated income from operations divided by consolidated revenues.

(c)	To eliminate $536 million of stock-based compensation expense recorded in the fourth quarter of 2011.

(d)	To eliminate $700 million of stock-based compensation expense recorded in the fourth quarter of 2012.

(e)	To eliminate $178 million of restructuring and related charges recorded in our Motorola Mobile business.

(f)	To eliminate income tax effects related to expenses noted in (c) and (d).

(g)	To eliminate income tax effects related to expense noted in (e).

(h)	To eliminate net loss from discontinued operations.

(i)	To include $35 million of impact from Motorola Home.
The following tables present certain non-GAAP results before certain material items by business (in millions, unaudited):

	Three Months Ended December 31, 2011						Three Months Ended December 31, 2012
Google	GAAP Actual	Operating Margin (j)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (k)	GAAP Actual	Operating Margin (j)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (k)
			$536	(l)					$677	(m)
Income from operations	$3,507	33.1%	$536		$4,043	38.2%	$3,747	29.0%	$677		$4,424	34.3%

(j)	Operating margin is defined as Google income from operations divided by Google revenues.

(k)	Non-GAAP operating margin is defined as non-GAAP Google income from operations divided by Google revenues.

(l)	To eliminate $536 million of stock-based compensation expense recorded in the fourth quarter of 2011.

(m)	To eliminate $677 million of stock-based compensation expense recorded in the fourth quarter of 2012.

Three Months Ended December 31, 2012
Motorola Mobile	GAAP Actual	Operating Margin (n)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (o)
			$23	(p)
			178	(q)
Loss from operations	$(353)	(23.3)%	$201		$(152)	(10.0)%

(n)	Operating margin is defined as Motorola Mobile loss from operations divided by Motorola Mobile revenues.

(o)	Non-GAAP operating margin is defined as non-GAAP Motorola Mobile loss from operations divided by Motorola Mobile revenues.

(p)	To eliminate $23 million of stock-based compensation expense recorded in the fourth quarter of 2012.

(q)	To eliminate $178 million of restructuring and related charges recorded in our Motorola Mobile business.

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended
December 31, 2012
Net cash provided by operating activities	$4,669
Less purchases of property and equipment	(1,020)
Free cash flow	$3,649
Net cash used in investing activities*	$(5,514)
Net cash used in financing activities	$(692)
*    Includes purchases of property and equipment.

Reconciliation from GAAP international revenues to non-GAAP international revenues (in millions, unaudited):

	Three Months Ended	Three Months Ended
Consolidated	December 31, 2012	December 31, 2012
	(using Q4'11's FX rates)	(using Q3’12’s FX rates)
United Kingdom revenues (GAAP)	$1,323	$1,323
Exclude foreign exchange impact on Q4’12 revenues using Q4’11 rates	(17)
Exclude foreign exchange impact on Q4’12 revenues using Q3’12 rates		(28)
Exclude hedging gains recognized in Q4’12	(1)	(1)
United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,305	$1,294
Rest of the world revenues (GAAP)	$6,340	$6,340
Exclude foreign exchange impact on Q4’12 revenues using Q4’11 rates	238
Exclude foreign exchange impact on Q4’12 revenues using Q3’12 rates		(106)
Exclude hedging gains recognized in Q4’12	(36)	(36)
Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$6,542	$6,198

	Three Months Ended	Three Months Ended
Google	December 31, 2012	December 31, 2012
	(using Q4'11's FX rates)	(using Q3’12’s FX rates)
United Kingdom revenues (GAAP)	$1,305	$1,305
Exclude foreign exchange impact on Q4’12 revenues using Q4’11 rates	(16)
Exclude foreign exchange impact on Q4’12 revenues using Q3’12 rates		(27)
Exclude hedging gains recognized in Q4’12	(1)	(1)
United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,288	$1,277
Rest of the world revenues (GAAP)	$5,608	$5,608
Exclude foreign exchange impact on Q4’12 revenues using Q4’11 rates	209
Exclude foreign exchange impact on Q4’12 revenues using Q3’12 rates		(103)
Exclude hedging gains recognized in Q4’12	(36)	(36)
Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$5,781	$5,469

The following table presents our consolidated revenues by revenue source (in millions):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2012	2011	2012
	(unaudited)			(unaudited)
Advertising revenues:
Google websites	$7,294	$8,640	$26,145	$31,221
Google Network Members’ websites	2,880	3,436	10,386	12,465
Total advertising revenues	10,174	12,076	36,531	43,686
Other revenues	410	829	1,374	2,353
Total Google revenues (advertising and other)	10,584	12,905	37,905	46,039
Total Motorola Mobile revenues (hardware and other)	—	1,514	—	4,136
Consolidated revenues	$10,584	$14,419	$37,905	$50,175
The following table presents our Google revenues, by revenue source, as a percentage of Google revenues:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2011	2012
	(unaudited)			(unaudited)
Advertising revenues:
Google websites	69%	67%	69%	68%
Google Network Members’ websites	27%	27%	27%	27%
Total advertising revenues	96%	94%	96%	95%
Other revenues	4%	6%	4%	5%
Google revenues	100%	100%	100%	100%